UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

The Children’s Place Retail Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous fling by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The following statements related to the 2009 Annual Stockholders Meeting of The Children’s Place Retail Stores, Inc. (the “Company”) were made by Charles Crovitz, Interim Chief Executive Officer of the Company, during the Company’s first quarter 2009 earnings conference call held on May 21, 2009:

… I would like to briefly comment on the Company’s upcoming 2009 Annual Meeting of Stockholders. As you are probably aware, The Children’s Place is a nine-member board of directors, which includes former Chief Executive Officer and Chairman, Ezra Dabah, who resigned as CEO of the Company in 2007, and Stanley Silverstein, Mr. Dabah’s father-in-law.

The Company has nominated its slate of three directors and has been notified of Mr. Dabah’s intent to nominate three individuals to serve as directors of the nine-member board. Mr. Dabah’s nominees are not endorsed by the board of The Childrens Place. The Company has filed its preliminary proxy materials with the Securities and Exchange Commission in connection with the 2009 annual meeting. While we will not be answering any questions this morning regarding the proxy contest, as we are in an SEC review period, the Company’s highly-qualified and independent nominees — all of whom currently sit on the Company’s board — have extensive industry experience and outstanding corporate governance credentials.

I can assure you that our management team is as focused and determined as ever to deliver continuing value and growth for stockholders; and we believe the Company’s nominees — Sally Frame Kasaks, Malcolm Elvey, Norman Matthews — have been and will continue to be instrumental in continuing this positive momentum.